Exhibit 99.1

Vantage Drilling Company Announces Contract Award for the Management of  Deepwater Semi-submersible

HOUSTON, TX -- (MARKET WIRE) -- 02/04/2009 -- Vantage Drilling Company ("Vantage" or the, “Company”) (AMEX: VTG-U) (AMEX: VTG) (AMEX: VTG-WS) announces that Sea Dragon Offshore Limited (“Sea Dragon”) has awarded the Company a management agreement for one of its two deepwater semi-submersible drilling rigs.  Sea Dragon may extend the agreement to include its second unit as well.  The rigs are capable of drilling in water depths up to 10,000 ft. with a maximum drilling depth of 30,000 ft.

Pursuant to the management agreement, Vantage will receive from Sea Dragon management fees during the construction phase of the project plus performance based completion incentives.   During the operations phase, Vantage will receive fixed and variable daily fees.

Paul Bragg, Chairman and Chief Executive Officer of Vantage, commented, “This is an excellent opportunity for us to leverage the considerable expertise and experience of our operations team and to expand our exposure to the deepwater market.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and an ultra deepwater drillship, the Platinum Explorer, currently under development. Vantage is also providing management services to an affiliate with respect to two other ultra-deepwater drillships.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements

Public & Investor Relations Contact:
Paul A. Bragg
Chairman and Chief Executive Officer
Vantage Drilling Company
(281) 404-4700